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                                                      Exhibit 99



COMPANY PRESS RELEASE

          Brooklyn Union Agrees to Sell Gas Energy Inc.


Brooklyn Union today announced that it had reached a definitive agreement to sell the stock of Gas Energy Inc. and Gas Energy
Cogeneration Inc. to Calpine Corporation(NYSE:CPN).

Gas Energy Inc. and Gas Energy Cogeneration Inc., wholly owned subsidiaries of the Brooklyn Union Gas Company (NYSE:BU), develop, finance, own, and operate natural gas-fired cogeneration facilities. The sale includes four plants with a combined capacity of 388 megawatts. These plants are located at Lockport, N.Y.; the State University of New York at Stony Brook, Long Island; John F. Kennedy International Airport; and the Northrop Grumman plant in Bethpage, Long Island. The sale also includes interests in three fuel-management subsidiaries.

Brooklyn Union will retain its interests in GEI operations in Israel, Mexico and Central Europe.

The sale is expected to be completed in early fall.

"Brooklyn Union is proud of its success in developing profitable cogeneration and fuel management projects over the past ten years. At this time, we believe market conditions have enabled us to maximize values for our shareholders," said Robert B. Catell, chairman and chief executive officer of Brooklyn Union. "We will continue to strengthen our gas exploration and production activities and to pursue growth opportunities in the energy and power development fields both domestically and internationally."

Based in San Jose, California, Calpine currently has ownership interests in 17 power generation facilities and steam fields having an aggregate capacity of approximately 1,800 megawatts.

Brooklyn Union is a diversified energy company that provides natural gas service to 1.1 million customers in the New York City boroughs of Brooklyn, Queens and Staten Island. The company's subsidiaries participate and own investments in gas exploration, production, marketing and cogeneration in the United States, as well as energy-related investments abroad. For more information, visit Brooklyn Union's web site at http://www.bug.com.

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